Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announced net income of $991,000 for the six months ended June 30, 2016, an increase of $164,000, or 19.8%, from net income of $827,000 for the six months ended June 30, 2015. The increase in net income resulted primarily from increases in net interest income of $188,000, and noninterest income of $410,000, offset by increases in the provision for loan losses of $137,000 and noninterest expense of $216,000. Net income for the quarter ended June 30, 2016 was $534,000 compared to $408,000 for the quarter ended June 30, 2015. The increase was primarily due to an increase in other income of $410,000, offset by increased noninterest expense of $108,000 and an increase in the provision for loan losses of $197,000. Diluted earnings per share for the six months ended June 30, 2016 was $0.96, an increase of $0.27, or 39.1% from $0.69 for the six months ended June 30, 2015.

For the six months ended June 30, 2016, net interest income increased $188,000, or 3.4%, to $5.6 million from $5.5 million for the six months ended June 30, 2015. The increase was due to an increase in interest on loans of $477,000, offset by decreases in interest on securities of $149,000, and an increase in deposit interest expense of $136,000. For the quarter ended June 30, 2016, net interest income increased $79,000 to $2.9 million from $2.8 million for the quarter ended June 30, 2015.

Provision for loan losses was $767,000 for the six months ended June 30, 2016, compared to $630,000 for the six months ended June 30, 2015, an increase of $137,000, or 21.7%. This increase to the provision is based on increased loan volume and management’s quarterly analysis of the loan portfolio and credit quality indicators including charge off trends and qualitative factors, which led to an increase of $197,000 at quarter ended June 30, 2016.

Noninterest income increased $410,000, or 57.7%, to $1.1 million for the six months ended June 30, 2016, from $711,000 for the six months ended June 30, 2015. The increase was due in large part to the gain on sale of loans of $487,000, along with an increase in service charges on deposit accounts of $50,000, offsetting these increases was a loss on the disposal of assets of $139,000. The increase in gain on sale of loans was due to the sale of the guaranteed portion of two SBA loans. For the quarter ended June 30, 2016, noninterest income increased $410,000 to $758,000 from $348,000 for the quarter ended June 30, 2015, due to the gain on loans sales, resulted from the sale of two SBA loans.

For the six months ended June 30, 2016, noninterest expense increased $216,000, or 5.1%, to $4.5 million, from $4.3 million for the six months ended June 30, 2015. The increase was due to a $97,000 increase in salaries and employee benefits, along with other normal quarterly increases. Salaries and employee benefits increased due to normal cost of living and merit increases, and other benefit programs. For the quarter ending June 30, 2016, noninterest expense increased $108,000 primarily due to increase of salaries and employee benefits of $51,000 and other expenses of $53,000 which consisted of expenses related to repossession of collateral and software expense.

The provision for income taxes was $535,000 for six months ended June 30, 2016 compared to $454,000 for six months ended June 30, 2015, reflecting an increase in pretax income. Our effective tax rates were 35.1% and 35.4% for the six months ended June 30, 2016 and 2015, respectively. Provision for income taxes for the quarter ending June 30, 2016 was $285,000 with an effective tax rate of 34.9% compared to the prior year quarter ending June 30, 2015 of $227,000 with an effective tax rate of 35.7%.

Comparison of Financial Condition at June 30, 2016 and December 31, 2015

Total assets increased $6.9 million, or 2.6%, to $277.9 million at June 30, 2016 from $271.0 million at December 31, 2015. The increase was the result of an increase in net loans, cash and cash equivalents, Bank-owned life insurance, partially offset by decreases in investment securities available for sale and interest receivable.

Cash and cash equivalents increased $199,000 or 2.9% to $7.0 million at June 30, 2016 from $6.8 million at December 31, 2015. Securities available for sale decreased $3.4 million or 12.2% to $24.7 million at June 30, 2016 from $28.1 million at December 31, 2015 with proceeds from sales and normal cash flow utilized to fund loan growth.

Net loans increased $10.2 million, or 4.7%, to $228.2 million at June 30, 2016 from $218.0 million at December 31, 2015. Growth in the loan portfolio was due primarily to increases in indirect consumer loans of $3.4 million, commercial and multi-family real estate loans of $3.3 million, and construction loans of $2.8 million, offset by a decrease to one to four family residential loans of $529,000.

Deposits increased $4.1 million, or 1.9%, to $219.3 million at June 30, 2016 from $215.3 million at December 31, 2015. Core deposits, including savings, interest bearing and non-interest bearing checking, and money market deposit accounts increased $7.5 million to $114.2 million at June 30, 2106 from $106.7 million at December 31, 2015, certificates and other time deposits decreased $3.4 million to $105.1 million from $108.6 million at June 30, 2016 and December 31, 2015 respectively. The decrease in certificates of deposit was due to a $5.0 million public fund account that was matured and withdrawn, the decrease was offset by an increase in other certification of deposits within the local market.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $2.0 million, or 7.4% to $29.0 million at June 30, 2016 from $27.0 million at December 31, 2015. These advances were used to fund loan growth.

Total stockholders’ equity increased $1.2 million, or 4.2%, to $28.6 million at June 30, 2016 from $27.4 million at December 31, 2015. The increase is primarily a reflection of year to date net income along with increases to accumulated other comprehensive income offset by stock repurchases and dividends.

	June 30,	December 31,
	2016	2015
	Unaudited
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$277,942	$271,023
Total cash and cash equivalents	7,036	6,837

Investment in available for sale securities, at fair value	24,659	28,101
Loans held for sale	522	1,668
Loans, net	228,160	218,009
Bank-owned life insurance	6,554	5,279
Federal Home Loan Bank of Indianapolis, at cost	1,329	1,323
Deposits	219,343	215,278
Borrowings	29,000	27,000
Total Equity	28,568	27,404

ASSET quality ratios:

Nonperforming loans to total loans	1.52%	1.83%
Nonperforming assets to total assets	1.63%	1.84%
Net charge-offs (recoveries) to average loans outstanding	0.58%	0.60%
Allowance for loan losses to non-performing loans	65.59%	54.44%
Allowance for loan losses to total loans	1.00%	1.00%

	For the Three Months Ended June-30		For the Six Months Ended June-30
	2016	2015	2016	2015
	(In Thousands, except per share amounts)		(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,350	$3,211	$6,607	$6,277
Interest expense	479	419	959	817
	2,871	2,792	5,648	5,460
Provision for loan losses	497	300	767	630
Net interest income after provision for loan losses	2,374	2,492	4,881	4,830
Noninterest income	758	348	1,121	711
Noninterest expense	2,313	2,205	4,476	4,260
Income before income tax expense	819	635	1,526	1,281
Income tax expense	285	227	535	454
Net income	534	408	991	827

Basic earnings per share	$0.52	$0.34	$0.97	$0.69
Diluted earnings per share	0.51	0.34	0.96	0.69
Dividends per share	0.06	0.06	0.12	0.12